First Quarter 2013 Earnings Conference Call Exhibit 99.02

Vision Mission Integrity Safe Harbor Statement This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: Increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates Recovery of capital investments and operating costs through rates in Texas and New Mexico Uncertainties and instability in the general economy and the resulting impact on EE’s sales and profitability Potential delays in our construction schedule due to legal challenges or other reasons Unanticipated increased costs associated with scheduled and unscheduled outages of generating plant The size of our construction program and our ability to complete construction on budget Costs at Palo Verde Deregulation and competition in the electric utility industry Possible increased costs of compliance with environmental or other laws, regulations and policies Possible income tax and interest payments as a result of audit adjustments proposed by the IRS or state taxing authorities Uncertainties and instability in the financial markets and the resulting impact on EE’s ability to access the capital and credit markets Other factors detailed by EE in its public filings with the Securities and Exchange Commission. Please refer to EE’s 2012 Form 10K and other 1934 Act Filings May 1, 2013 2

Vision Mission 1st Quarter Highlights Earnings per share 1st Quarter 2013 EPS (Basic) - $0.19, compared to 1st Quarter 2012 EPS (Basic) $0.08 Completed construction and began testing Rio Grande Unit 9 Commercial operation expected early May 2013 The quick start General Electric LMS 100 aero-derivative unit will be capable of producing 87MW’s May 1, 2013 3

Vision Mission 2013 Initiatives Obtain approvals for air permits from the Texas Commission on Environmental Quality and the Environmental Protection Agency and begin construction of the Montana Power Station File for Certificates of Convenience & Necessity (CCN) for Montana Units 3 & 4 Work with union to successfully negotiate new collective bargaining agreement which expires in September 2013 May 1, 2013 4

Vision Mission 1st Quarter Key Earnings Drivers May 1, 2013 5 Basic EPS Description March 31, 2012 0.08$ Changes In: Retail Non-Fuel Base Revenue 0.04 Increased retail non-fuel base revenues mainly due to colder weather in 2013 compared to 2012 Fossil Fuel Plant O&M 0.04 Decreased O&M at our fossil-fuel plants primarily due to Q1 2012 planned maintenance at Rio Grande Unit 8 and Newman Unit 1 Palo Verde O&M 0.02 Due to timing of outages in 2012 compared to 2013. 2012 outage began in mid-March and 2013 outage began at the end of March Allowance for Funds Used During Construction 0.02 Increased due to higher construction balances Administrative and General Expense (0.03) Increased administrative and general expenses due to increased outside services. Also due to forfeiture of stock awards in 2012 Other 0.02 March 31, 2013 0.19$

Vision Mission May 1, 2013 6 Non-Fuel Base Revenue Percent Change MWH Percent Change Residential 49,608 7.8% 598,506 7.7% C&I Small 32,775 (3.0%) 501,704 2.1% C&I Large 8,548 (8.8%) 244,585 (0.7%) Other Public 17,561 3.7% 359,084 4.5% Total Retail Sales 108,492 2.2% 1,703,879 4.1% Heating Degree Days 1,338 15.4% Average Retail Customers 384,330 0.6% Changes in Revenue and Sales

Vision Mission May 1, 2013 7 1st Quarter Non-Fuel Base Revenues Description Amount Percent Change Rate Decrease (2,463)$ (2.3%) Weather 814 0.7% Other (sales mix & growth) 4,004 3.8% Total Retail Non-Fuel Base Revenues 2,355$ 2.2% Q1 2013 vs. Q1 2012

Vision Mission 2013 Earnings Guidance We are reiterating our earnings guidance range for 2013 of $2.20 to $2.60 per basic share May 1, 2013 8

Vision Mission Q & A May 1, 2013 9